Fluor Corporation	Brian Mershon	Exhibit 99.1
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621
469.398.7000
	Jason Landkamer
	Investor Relations
	469.398.7222

News Release

FLUOR ANNOUNCES FULL REDEMPTION OF ITS 1.750% SENIOR NOTES DUE 2023

IRVING, TX (December 28, 2022) – Fluor Corporation (NYSE: FLR) (the “Company” or “Fluor”) announced today that it will redeem in full the entire outstanding €128,970,000 aggregate principal amount of its 1.750% Senior Notes due 2023 (CUSIP Number: 343412 AE2 and ISIN Number: XS1382385471) (the “Notes”) on January 31, 2023. The redemption price for the Notes is equal to 100% of the outstanding principal amount of the Notes, plus accrued and unpaid interest to the date of redemption.

A notice of redemption is being sent to all currently registered holders of the Notes. The Notes are held though Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”) and will be redeemed in accordance with the procedures of Euroclear and Clearstream. Computershare Trust Company, N.A., (successor in interest to Wells Fargo Bank National Association), is acting as trustee and can be contacted by calling 1-800-344-5128. Citibank, N.A., London Branch is acting as paying agent.

This press release is not an offer to sell or a solicitation of an offer to buy any securities.

About Fluor Corporation
Fluor Corporation (NYSE: FLR) is building a better future by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s 41,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $12.4 billion in 2021 and is ranked 259 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has provided engineering, procurement and construction services for more than 110 years.

Forward-Looking Statements
This press release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “will,” “believes,” “expects,” “anticipates,” “plans” or other similar expressions). Such forward-looking statements include, but are not limited to, statements that are not historical facts. Actual results may differ materially as a result of a number of factors. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections. Additional information concerning factors that could affect the Company’s results can be found in the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 22, 2022. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7222. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

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